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                                                                    Exhibit 99.1

     WARRIOR ENERGY SERVICES CORPORATION ANNOUNCES OFFERING OF COMMON STOCK

HOUSTON-- April 3, 2006--Warrior Energy Services Corporation (OTC: WGSV) today announced that it has filed a preliminary prospectus for an offering of 7,000,000 shares of its common stock. Warrior is offering 6,383,697 shares of common stock, while the remaining 616,303 shares are being offered by selling stockholders. Warrior intends to use the net proceeds from the offering to simplify its capital structure by repurchasing outstanding derivative securities and to reduce debt.

In addition, Warrior has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments, if any. Raymond James & Associates, Inc. and Simmons & Company International are acting as lead underwriters of the offering, and Johnson Rice & Company L.L.C. is acting as co-manager. Copies of the preliminary prospectus relating to the offering may be obtained from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, or by phone: (800) 248-8863.

Warrior Energy Services Corporation is an oil and gas well services company that provides cased-hole wireline and well intervention services to exploration and production companies. Warrior has applied to list its shares of common stock on the Nasdaq National Market under the symbol "WARR." The current trading symbol for the common stock on the over-the-counter market, as quoted in the Pink Sheets, is "WGSV." A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Statements regarding expected use of proceeds, listing on the Nasdaq National Market and other aspects of the offering, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Contact: Robert J. McNally
Executive Vice President
Telephone: (662) 329-1047
Fax: (662) 329-1089